SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549-1004





                                    FORM 8-K
                    CURRENT REPORT PURSUANT TO SECTION 13 OF
                       THE SECURITIES EXCHANGE ACT OF 1934



          Date of Report
(Date of earliest event reported) August 14, 2002
                                  ---------------




                           GENERAL MOTORS CORPORATION
              -----------------------------------------------------
             (Exact name of registrant as specified in its charter)




      STATE OF DELAWARE                 1-143                 38-0572515
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(State or other jurisdiction   (Commission File Number)   (I.R.S. Employer
 of incorporation)                                        Identification No.)




   300 Renaissance Center, Detroit, Michigan                 48265-3000
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  (Address of principal executive offices)                   (Zip Code)







Registrant's telephone number, including area code       (313)-556-5000
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ITEM 5. OTHER EVENTS

   On August 14, 2002, General Motors Corporation (GM) announced it is in discussions with Isuzu Motors Ltd. and Isuzu's banks, including Mizuho Corporate Bank, Ltd., regarding a comprehensive operational and financial restructuring of Isuzu. The announcement is as follows:

               GM, Isuzu, banks discuss restructuring initiatives

   Tokyo - General Motors (NYSE: GM, GMH) confirmed today it is in discussions with Isuzu Motors Ltd. and Isuzu's banks, including Mizuho Corporate Bank, Ltd., regarding a comprehensive operational and financial restructuring of Isuzu.

   Isuzu announced the framework of its new three-year restructuring plan earlier today. The principal components of the Isuzu restructuring package include the following:

   - GM would acquire a majority ownership of certain Isuzu diesel engine businesses and other assets strategic to GM, and complete ownership of certain diesel engine technologies, for about Y50 billion (U.S.$420 million). GM would appoint a senior executive to support Isuzu management. Isuzu would retire GM's existing equity in Isuzu Motors, and GM would purchase new equity for about Y10 billion (U.S.$80 million), representing a 12-percent ownership stake.

   - Isuzu's broad financial restructuring would include: A debt-to-equity swap in which Y100 billion (U.S$833 million) of Isuzu debt would convert to preferred equity; new funding from lenders sufficient to execute the operational plan; and the rollover of certain of Isuzu's current debt.

   - A comprehensive operational restructuring under which Isuzu would rationalize under-performing operations as well as its overall employment levels.

General Motors participation

   Under the restructuring proposal, GM would spend a total of Y60 billion (U.S.$500 million). Of this total expenditure, about Y50 billion (U.S.$420 million) would be used to acquire a majority interest in certain of Isuzu's diesel engine businesses and complete ownership of Duramax, Circle L 1.7-liter and V-6 diesel engine technologies. This includes an acquisition of a 60-percent interest in Isuzu Motors Polska Sp. Z.O.O (Ispol), Isuzu's small-displacement diesel engine business based in Poland, and an increase GM's equity investment in the U.S.-based DMAX Ltd. heavy-duty diesel engine business from 40 to 60 percent. GM also would acquire a majority interest in a new diesel engine engineering joint venture with Isuzu as well as rights to use various related technologies.

   GM, which wrote down the value of its 49 percent investment in Isuzu to zero in the second quarter of 2001, would have its existing equity in the company retired as part Isuzu's financial restructuring plan. GM would then purchase about Y10billion (U.S.$80 million) of new equity in the company, leaving GM with a 12-percent ownership stake in Isuzu Motors.

   Finally, GM would identify a senior executive to be co-representative director of Isuzu, who would support Isuzu President Yoshinori Ida in implementing Isuzu's new recovery plan.





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   "We believe our actions continue to reinforce a collaborative effort that provides benefits to both GM and Isuzu," said Frederick Henderson, GM group vice president and president of GM Asia Pacific. "The initiatives would provide Isuzu additional liquidity, accelerate Isuzu's recovery, and help establish a foundation for their future business structure. For GM, the proposals would allow us to take control of key technologies that are important to GM while maintaining our longstanding business relationship with Isuzu."

   The implementation of the Isuzu restructuring plan is dependent upon reaching satisfactory conclusions in the discussions among all parties, including definitive agreements. GM expects Isuzu and its creditors will reach agreements shortly so that GM and Isuzu can finalize agreements by calendar-year-end.




In this press release and related comments by General Motors management, our use of the words "outlook," "expect," "anticipate," "estimate," "forecast," "project," "likely," "objective," "plan," "designed," "goal," "target," and similar expressions is intended to identify forward looking statements. While these statements represent our current judgment on what the future may hold, and we believe these judgments are reasonable, actual results may differ materially due to numerous important factors that are described in GM's most recent report on SEC Form 10-K (at page II-15, 16) which may be revised or supplemented in subsequent reports on SEC Forms 10-Q and 8-K. Such factors include, among others, the following: changes in economic conditions, currency exchange rates or political stability; shortages of fuel or interruptions in transportation systems, labor strikes or work stoppages; market acceptance of the corporation's new products; significant changes in the competitive environment; changes in laws, regulations and tax rates; and the ability of the corporation to achieve reductions in cost and employment levels to realize production efficiencies and implement capital expenditures at levels and times planned by management.


                                      # # #

                                    SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                            GENERAL MOTORS CORPORATION
                                            --------------------------
                                                    (Registrant)
Date    August 14, 2002
        ---------------
                                       By
                                            /s/Peter R. Bible
                                            --------------------------
                                            (Peter R. Bible,
                                             Chief Accounting Officer)









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